Exhibit 99.1

ALTRIA ANNOUNCES EXPIRATION OF DEBT TENDER OFFER AND FINAL RESULTS

RICHMOND, Va. – November 26, 2013—Altria Group, Inc. (Altria) (NYSE: MO) today announces the expiration of and final results for its previously announced cash tender offer for up to $2,100,000,000 aggregate principal amount (the “Tender Cap”) of certain of its senior unsecured notes (the “Notes”). The terms and conditions of the tender offer are described in the Offer to Purchase, dated October 28, 2013, and the related Letter of Transmittal, as amended by Altria’s press release on November 12, 2013.

The tender offer for the Notes expired at 12:00 midnight, New York City time, on Monday, November 25, 2013 (the “Expiration Date”).

The total aggregate principal amount of Notes validly tendered at or prior to the Expiration Date and not validly withdrawn was $3,809,651,000, which amount exceeds the Tender Cap. In accordance with the terms of the tender offer set forth in the Offer to Purchase, Altria accepted for purchase a portion of the validly tendered 9.950% Notes due 2038 (the “2038 Notes”) and 10.200% Notes due 2039 (the “2039 Notes” and together with the 2038 Notes, the “Acceptance Priority Level 1 Notes”) in an aggregate principal amount of $1,599,971,000 and a portion of the validly tendered 9.700% Notes due 2018 (the “2018 Notes”) and 9.250% Notes due 2019 (the “2019 Notes” and together with the 2018 Notes, the “Acceptance Priority Level 2 Notes”) in an aggregate principal amount of $500,004,000.

According to information provided by Global Bondholder Services Corporation, the Depositary and Information Agent for the tender offer, $1,205,800,000 aggregate principal amount of the 2038 Notes, $1,153,590,000 aggregate principal amount of the 2039 Notes, $849,602,000 aggregate principal amount of the 2018 Notes and $600,659,000 aggregate principal amount of the 2019 Notes were validly tendered at or prior to the Expiration Date and not validly withdrawn. In accordance with the terms of the tender offer, Acceptance Priority Level 1 Notes have been accepted for purchase by the Company on a prorated basis using a single proration factor applicable equally to both series of Acceptance Priority Level 1 Notes. As a result, the Company has accepted for purchase Acceptance Priority Level 1 Notes using a proration factor of approximately 0.68, resulting in the purchase of $817,679,000 principal amount of the 2038 Notes and $782,292,000 aggregate principal amount of the 2039 Notes. In accordance with the terms of the tender offer, Acceptance Priority Level 2 Notes have been accepted for purchase by the Company on a prorated basis using a single proration factor applicable equally to both series of Acceptance Priority Level 2 Notes. As a result, the Company has accepted for purchase Acceptance Priority Level 2 Notes using a proration factor of approximately 0.35, resulting in the purchase of $293,126,000 principal amount of the 2018 Notes and $206,878,000 aggregate principal amount of the 2019 Notes. All Notes not accepted for purchase will be returned to holders in accordance with the Offer to Purchase.

6601 West Broad Street, Richmond, VA 23230

Title of Securities	CUSIP Number	Acceptance Priority Level	Aggregate Maximum Purchase Sublimit*	Early Tender Payment**	U.S. Treasury Reference Security	U.S. Treasury Reference Yield	Fixed Spread (bps)	Total Consideration **	Tender Offer Consideration ***
9.950% Notes due 2038	02209SAE3			$30	2.875% due 05/15/2043	3.885%	198	$1,531.85	$1,501.85
		1	$1,600,000,000
10.200% Notes due 2039	02209SAH6			$30	2.875% due 05/15/2043	3.885%	198	$1,566.68	$1,536.68
9.700% Notes due 2018	02209SAD5			$30	1.375% due 09/30/2018	1.403%	95	$1,341.74	$1,311.74
		2	Not Applicable
9.250% Notes due 2019	02209SAJ2			$30	1.375% due 09/30/2018	1.403%	135	$1,340.19	$1,310.19

*	Applies to the aggregate principal amount of Notes with Acceptance Priority Level 1.
**	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase.
***	Per $1,000 principal amount of Notes validly tendered after the Early Tender Deadline and accepted for purchase.

For the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase, the applicable total consideration per $1,000 principal amount of each series of Notes (for each series, the “Total Consideration”) is as specified in the table above. The Total Consideration includes the Early Tender Payment. Holders of the Notes tendered after the Early Tender Deadline and at or prior to the Expiration Date and accepted for purchase will receive only the applicable Tender Offer Consideration, namely the applicable Total Consideration less the Early Tender Payment.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the applicable last interest payment date up to, but not including, the payment date for such purchased Notes. The conditions to the tender offer have been satisfied; therefore, payment for the purchased Notes will be made today.

Goldman, Sachs & Co., RBS Securities Inc. and Deutsche Bank Securities Inc. have acted as the lead dealer managers for the tender offer. Investors with questions may contact Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-6595 (collect) and RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-4200 (toll-free).

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer was made only pursuant to the Offer to Purchase and the related Letter of Transmittal, as amended by Altria’s press release on November 12, 2013. The tender offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Please refer to the Offer to Purchase and related Letter of Transmittal for a description of offer terms, conditions, disclaimers, and other information applicable to the tender offer.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Source: Altria Group, Inc. Altria Client Services Investor Relations 804-484-8222	Altria Client Services Media Relations 804-484-8897

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